Filed Pursuant to Rule 433

Registration No. 333-224523

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES N

$1,250,000,000

FLOATING RATE SENIOR NOTES, DUE MAY 2024

FINAL TERM SHEET

Dated May 24, 2021

Relating to Preliminary Pricing Supplement dated May 24, 2021 (the “Preliminary Pricing Supplement”)

Issuer:	Bank of America Corporation

Ratings of this Series:	A2 (Moody’s)/A- (S&P)/A+ (Fitch)

Title of the Series:	Floating Rate Senior Notes due May 2024 (the “Notes”)

Aggregate Principal Amount Initially Being Issued:	$1,250,000,000

Issue Price:	100%

Selling Agents’ Commission:	0.20%

Net Proceeds to Issuer:	$1,247,500,000

Trade Date:	May 24, 2021

Settlement Date:	May 28, 2021 (T+4)

Maturity Date:	May 28, 2024

Ranking:	Senior

Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Interest Rate:	Base Rate plus 43 basis points, payable quarterly in arrears from, and including, the Settlement Date to, but excluding, the Maturity Date.

Base Rate:

Three-Month Bloomberg Short-Term Bank Yield IndexSM(USD) (“BSBY3M”).

For more information on the determination of the Base Rate, including the applicable fallback provisions, see “Specific Terms of the Notes—Determination of the Base Rate” in the Preliminary Pricing Supplement.

Interest Periods:	Quarterly

Interest Payment Dates:	The 28th of each February, May, August and November, commencing August 28, 2021 and ending on the Maturity Date or, if we elect to redeem the notes prior to the Maturity Date, ending on the redemption date, subject to adjustment in accordance with the modified following business day convention (adjusted).

Interest Reset Dates:	Each Interest Payment Date (other than the Maturity Date).

Interest Determination Dates:	Second U.S. government securities business day prior to the applicable Interest Reset Date.

Day Count Convention:	Actual/360

Business Days:	New York, Charlotte and U.S. Government Securities Business Day

Business Day Convention:	Modified Following Business Day Convention (Adjusted)

Listing:	None

Lead Manager and Sole Book-Runner:	BofA Securities, Inc.

Co-Managers:	AmeriVet Securities, Inc. Bancroft Capital, LLC Cabrera Capital Markets, LLC Loop Capital Markets LLC MFR Securities, Inc. Tigress Financial Partners, LLC

CUSIP:	06051GJX8

ISIN:	US06051GJX88

Optional Redemption:

The Issuer may redeem the Notes at its option, (a) in whole, but not in part, on May 28, 2023, or (b) in whole at any time or in part from time to time, on or after April 26, 2024 and prior to the Maturity Date, in each case, upon at least 5 business days’ but not more than 60 calendar days’ prior written notice to holders of the Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, any interest on Notes being redeemed that is due and payable on an Interest Payment Date falling on or prior to a redemption date for such Notes will be payable on such Interest Payment Date to holders of such Notes being redeemed as of the close of business on the relevant record date according to the terms of the Notes and the Senior Indenture.

Unless the Issuer defaults on payment of the applicable redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date. If fewer than all of the Notes are to be redeemed, for so long as such notes are in book-entry only form, such Notes to be redeemed will be selected in accordance with the procedures of The Depository Trust Company.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including the Preliminary Pricing Supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering, including additional information about BSBY as well as risks relating to BSBY. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the Preliminary Pricing Supplement, the prospectus supplement, and the prospectus if you request them by contacting BofA Securities, Inc., toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@bofa.com.

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